SYSCO
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Hans-Joachim Koerber Appointed to SYSCO’s Board of Directors

HOUSTON, December 19, 2007 -- SYSCO Corporation (NYSE: SYY) today announced that Hans-Joachim Koerber, Ph.D., has been appointed to the company’s Board of Directors, effective January 1, 2008, expanding the size of the Board to 12 members. He will be in the class of directors who will stand for re-election at the November 2010 Annual Meeting of Stockholders and will serve on the Board’s Audit and Finance Committees. Dr. Koerber is the former chairman and chief executive officer of METRO Group, a position he held from 1999 until his retirement in October of this year. METRO Group is Germany’s largest retailer, operating 2,400 wholesale stores, supermarkets, hypermarkets, department stores and consumer electronics shops throughout the world.

Richard J. Schnieders, SYSCO’s chairman and chief executive officer, said, “We are very pleased to welcome Dr. Koerber to our board. His experience in expanding METRO outside Germany into Eastern Europe and Asia, including China and India, will serve us well as we look beyond the North American borders to extend our reach internationally.”

Dr. Koerber first became involved with the company that would eventually become the METRO Group in 1985, when he joined the predecessor company’s cash-and-carry, self-service wholesale trade company in charge of finance and accounting, controlling, logistics and information technology. His responsibilities continued to expand to include international cash-and-carry activities in six countries. When METRO AG was formed in 1996, it was among the 20 largest companies listed on the German stock exchange, and Dr. Koerber became part of the METRO management board, eventually advancing to chairman and chief executive officer of the METRO Group in 1999. He streamlined the company to focus on four of the original 16 business divisions, adopted international accounting standards and rapidly developed METRO’s international presence with 2,300 stores in 26 countries by 2003, improving the company’s profitability in the process.

Dr. Koerber earned a Master Brewer in Brewing Technology and a Ph.D. in Business Management from the Technical University of Berlin. He currently serves on the boards of Air Berlin PLC, Bertelsmann AG and Skandinaviska Enskilda Banken AB. He is a native of Brunswick, Germany and currently lives in Dusseldorf, Germany with his wife. He has one child.

SYSCO is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. For the fiscal year 2007 that ended June 30, 2007, the company generated more than $35 billion in sales. For more information about SYSCO visit the company's Internet home page at www.sysco.com.
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